UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

September 11, 2015 (September 10, 2015)

RANGE RESOURCES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-12209	34-1312571
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Throckmorton, Suite 1200 Ft. Worth, Texas	76102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (817) 870-2601

(Former name or former address, if changed since last report): Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On September 10, 2015, the Board of Directors of Range Resources Corporation (the “Company”) announced an increase to the size of the Board from eleven to twelve members and the appointment of Greg G. Maxwell to serve as a director of the Company. Effective the same date, Mr. Maxwell has been appointed to serve on the Audit Committee of the Board.

Mr. Maxwell has served as Executive Vice President, Finance & Chief Financial Officer of Phillips 66 from 2012 to present. In addition, he held the position of Senior Vice President & Chief Financial Officer of Chevron Phillips Chemical Company from 2003 to 2012 and Vice President & Controller from 2000 to 2003. He also held various accounting and finance positions with Phillips Petroleum Company from 1978 to 2000. Mr. Maxell also currently serves as a board member of Phillips 66 Partners, DCP Midstream and Chevron Phillips Chemical Company. Mr. Maxwell received his bachelor of accountancy degree from New Mexico State University.

Family Relationships. No family relationship has ever existed between Mr. Maxwell and any current director or executive officer of the Company or any person contemplated to become such.

Related Party Transactions. There are no related party transactions between the Company and Mr. Maxwell reportable under Item. 5.02 of Form 8-K and Item 404(a) of Regulation S-K.

Employment Agreements. As Mr. Maxwell is a non-employee director, the Company has not entered into an employment agreement with Mr. Maxwell. There are no arrangements between Mr. Maxwell and any other person pursuant to which Mr. Maxwell was selected as a Company director. Mr. Maxwell will receive the same compensation as the Company’s other non-employee directors. Upon his election as a director, Mr. Maxwell received an equity grant under the Company’s 2005 Equity Based Compensation Plan consisting of 4,756 shares of restricted stock.

Independence. The Board has determined that Mr. Maxwell is “independent” under the rules of the New York Stock Exchange and SEC rules.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RANGE RESOURCES CORPORATION

By:	/s/ David P. Poole
David P. Poole
Senior Vice President-General
Counsel and Corporate Secretary

Date: September 11, 2015

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